Exhibit (a)(1)(E)
Mandatory Offer (Cash Offer)
for
All Bearer Shares
With No Par Value,
Including those Represented by
American Depositary Shares,
of
Schering Aktiengesellschaft
As Made to U.S. Shareholders and Holders of American Depositary Shares Pursuant to the Offer Document published on November 30, 2006 at
EUR 89.36 PER SHARE
by
Bayer Schering GmbH
(formerly Dritte BV GmbH)
a wholly owned subsidiary of
Bayer Aktiengesellschaft
THE INITIAL TENDER PERIOD (AS DEFINED IN THE OFFER DOCUMENT) WILL EXPIRE ON FRIDAY, DECEMBER 29, 2006 (MIDNIGHT FRANKFURT AM MAIN (FEDERAL REPUBLIC OF GERMANY) LOCAL TIME (“FRANKFURT TIME”), 6:00 P.M. NEW YORK (U.S.A.) LOCAL TIME (“NEW YORK TIME”)).
THE SUBSEQUENT TENDER PERIOD (AS DEFINED IN THE OFFER DOCUMENT) WILL EXPIRE ON WEDNESDAY, JANUARY 24, 2007 (MIDNIGHT FRANKFURT TIME, 6:00 P.M. NEW YORK TIME), UNLESS THE SUBSEQUENT TENDER PERIOD IS EXTENDED.
U.S. HOLDERS OF SHARES (AS DEFINED BELOW) WHO TENDER THEIR SHARES THROUGH THE U.S. SETTLEMENT AGENT AND HOLDERS OF ADSs (AS DEFINED BELOW) WILL HAVE THE RIGHT TO WITHDRAW THEIR TENDERS DURING THE INITIAL TENDER PERIOD ONLY.
November 30, 2006
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We have been appointed by Bayer Schering GmbH (formerly Dritte BV GmbH), a German limited liability company (the “Bidder”) and a wholly-owned subsidiary of Bayer Aktiengesellschaft, a German stock corporation (“Bayer”), to act as Information Agent (“Information Agent”) in the United States in connection with the Bidder’s mandatory offer (together with any amendments or supplements thereto, the “Offer”) to any holder of bearer shares with no par value (the “Shares”) of Schering Aktiengesellschaft, a German stock corporation (“Schering”), including Shares represented by ADSs (other than the Bidder and Schering with respect to its holding of treasury shares) (such remaining Schering shareholders referred to herein as “Unaffiliated Schering Securityholders” (aussenstehende Aktionäre)) to acquire at such Unaffiliated Schering Securityholder’s request its Shares at a purchase price of EUR 89.00 per Share plus an additional payment of EUR 0.36 per Share in cash (the sum of EUR 89.36 per Share being referred to herein as the “Offer Price”), plus interest thereon at the rate as described below (the Offer Price together with the interest is herein referred to as the “Offer Consideration”), upon the terms and subject to the conditions described in the Offer Document published on November 30, 2006 (the “Offer Document”) and (i) with respect to holders of Shares (but not ADSs) resident in the United States (“U.S. Shareholders”) tendering through The Bank of New York, as U.S. settlement agent (“U.S. Settlement Agent”), in the U.S. Declaration of Tender (the “U.S. Declaration of Tender”) and

(ii) with respect to holders of ADSs, in the ADS Letter of Transmittal (the “ADS Letter of Transmittal”). This letter applies only to Shares held by U.S. Shareholders tendering through the U.S. Settlement Agent and ADSs (collectively, “U.S. Securities”).
      The Bidder is making this Offer because, in connection with a domination and profit and loss transfer agreement entered into by the Bidder and Schering on July 31, 2006 (the “Domination Agreement”), § 305(1) of the German Stock Corporation Act requires that, upon the Domination Agreement becoming effective, the Bidder must, at the request of each remaining Unaffiliated Schering Securityholder, acquire such Unaffiliated Schering Securityholder’s Shares in exchange for payment of “adequate cash compensation” (angemessene Barabfindung). As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Bidder will pay to all Unaffiliated Schering Securityholders who tender into the Offer interest on the Offer Price from and including October 28, 2006 (the day after the date on which the Domination Agreement became effective) until the business day preceding the date of settlement, at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed fixed annual dividend paid to Unaffiliated Schering Securityholders. As of the date of the Offer Document, the applicable base rate, which is adjusted bi-annually, is 1.95% per annum.
      For your information and for forwarding to your clients for whom you hold Shares or ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Offer Document;

2. the U.S. Declaration of Tender;

3. the ADS Letter of Transmittal;

4. a printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. a printed form of letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. a return envelope.
      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE INITIAL TENDER PERIOD WILL EXPIRE ON FRIDAY, DECEMBER 29, 2006 (MIDNIGHT FRANKFURT TIME, 6:00 P.M. NEW YORK TIME) AND THE SUBSEQUENT TENDER PERIOD WILL COMMENCE IMMEDIATELY AFTER THE EXPIRATION OF THE INITIAL TENDER PERIOD AND EXPIRE ON WEDNESDAY, JANUARY 24, 2007 (MIDNIGHT FRANKFURT TIME, 6:00 P.M. NEW YORK TIME), UNLESS THE SUBSEQUENT TENDER PERIOD IS EXTENDED.
      U.S. HOLDERS OF SHARES TENDERING THROUGH THE U.S. SETTLEMENT AGENT AND HOLDERS OF ADSs WILL HAVE THE RIGHT TO WITHDRAW THEIR TENDERS INTO THE OFFER DURING THE INITIAL TENDER PERIOD ONLY.
      The Bidder will not pay any fees or commissions to any broker or dealer or other person (other than to custodian institutions that are participants in the Clearstream Banking AG system with respect to Shares held in that system, the U.S. Settlement Agent and the Information Agent) for soliciting tenders of Shares, including Shares represented by ADSs, pursuant to the Offer. The Bidder will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers. Fees for the cancellation of the ADSs will be borne by the Bidder.

      The Information Agent is not making any recommendation to the equity holders of Schering as to whether to tender or refrain from tendering their U.S. Securities. Holders of U.S. Securities must make their own decision as to whether to tender their U.S. Securities. Holders of U.S. Securities should discuss whether to tender their U.S. Securities with their brokers or other financial and tax advisors.
      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth above and on the back cover of the Offer Document.

Very truly yours,

Innisfree M&A Incorporated
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE BIDDER, BAYER, SCHERING, THE INFORMATION AGENT, THE U.S. SETTLEMENT AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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